Exhibit 99.1

Accelr8 Attracts Up To $35 Million Private Equity Investment

DENVER, Colo., April 23, 2012 – Accelr8 Technology Corporation (Amex: AXK) announced today that an investment group formed by Jack Schuler, John Patience, and Larry Mehren will invest a total of up to $35 million in Accelr8’s common stock. The purpose is to complete the product development and market introduction of Accelr8’s BACcel™ culture-free, diagnostic system for same-shift identification and antibiotic resistance testing of bacterial and fungal pathogens.

Jack Schuler and John Patience are the principals and founders of Crabtree Partners LLC. Crabtree has been instrumental in the success of numerous companies including founding Stericycle, and leading the investment group that provided the capital for Ventana Medical Systems’ first instrument. As Chairman and Vice-Chairman for over ten years, Jack Schuler and John Patience were instrumental in the growth of both organizations, resulting in the successful sale of Ventana to Roche for $3.4B, and the growth of Stericycle’s current market capitalization to over $7.4B.

Prior to forming Crabtree, Jack Schuler was the President and COO of Abbott Laboratories. He is a principal shareholder and director of Quidel Corp. (NASDAQ: QDEL), a point of care diagnostics company, a current director of Medtronic (NYSE: MDT) and the lead director of Stericycle (NASDAQ: SRCL).

John Patience headed the worldwide healthcare consulting practice of McKinsey & Co., Inc. and was a co-founder of Marquette Venture Partners. He is a director of Stericycle and Biodesix.

Larry Mehren, was most recently Head of Global Business/COO of Roche Tissue Diagnostics and immediately prior to that, CFO of Ventana Medical Systems. He is a director of Medical Referral Source, and a former investment banker. He will be named CEO of Accelr8 upon closing.

“We are enthusiastic about the potential of our company and technology, and realized we needed the right partner,” says Tom Geimer, CEO of Accelr8. Tom further states that “after a thorough and deliberate process, the board chose Crabtree due to their unique hands-on expertise in life sciences development, operations, and commercialization, as well as their unparalleled track record of creating shareholder value for the companies they invest in. ”

Terms include purchase of 14 million shares of Accelr8‘s common stock at $1.03 per share for an initial investment of $14.42 million. The investors also will be issued a total of 7 million warrants with an exercise price at $1.03, and 7 million warrants with an exercise price at $2.00. The parties anticipate closing on or before July 1, 2012, subject to obtaining shareholder approval on the transaction.

In addition to changes in corporate officers, the investment contemplates a substantial increase in development staff. According to David Howson, Accelr8’s current president and future Chief Scientific Officer, “this leadership team and investment will allow us to rapidly advance BACcel™ development, and demonstrate its ability to quickly determine multi-drug resistance though the system’s unique method of identification and sensitivity testing.” Mr. Howson concludes “Crabtree and Accelr8 are a perfect partnership of business and science. It should yield significant success.”

About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing a rapid analytical platform for infectious pathogens, the BACcel™ system, based on its innovative assay processing and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8’s own products.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

Contact

John Metzger, of Metzger Associates

+1.303.786.7000, ext. 2202

john@metzger.com

OR

Tom Geimer, of Accelr8 Technology Corp.

+1.303.863.8088

tom.geimer@accelr8.com

###